Exhibit 99.1

Contact:

Charles L. Dunlap, CEO

Frederick W. Boutin, CFO

Gregory J. Pound, COO

303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES THAT IT HAS ENTERED INTO A CAPACITY LEASE AGREEMENT RELATING TO THE RAZORBACK SYSTEM

January 29, 2014	Immediate Release

Denver, Colorado – TransMontaigne Partners L.P. (“TLP”) (NYSE:TLP) announced today that its wholly-owned subsidiary, TransMontaigne Operating Company L.P., has entered into a 10-year capacity lease agreement with Magellan Pipeline Company, L.P. (“Magellan”), effective March 1, 2014, covering 100% of the capacity of TLP’s terminals in Rogers, Arkansas; Mt. Vernon, Missouri; and its Razorback Pipeline, which runs from Mt. Vernon to Rogers.  “We are very pleased to complete this long term, fee based transaction with such a high quality customer like Magellan”, stated Chuck Dunlap, CEO of TLP.  Morgan Stanley was the previous customer and has been working with TLP over the last year to ensure a smooth transition to a new customer. The existing agreement for these facilities with Morgan Stanley will terminate effective February 28, 2014.  TLP’s management expects that the new agreement will generate approximately the same total annual revenue as the Morgan Stanley agreement.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Our business and results of operations are subject to risks and uncertainties, many of which are beyond our ability to control or predict.  Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements, and investors are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.  Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 12, 2013.

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www.transmontaignepartners.com